Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Robert G. Kuhbach	www.dovercorporation.com
Vice President Finance &
Chief Financial Officer
(212) 922-1640	January 26, 2006
DOVER REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS
New York, New York, January 26, 2006 — Dover Corporation (NYSE: DOV) announced that for the fourth quarter ended December 31, 2005, it had revenue of $1,613.6 million, an increase of 19% over the prior-year period, and earnings from continuing operations of $125.1 million or $0.61 diluted earnings per share (“EPS”), compared to $96.3 million or $0.47 EPS from continuing operations in the prior year, both representing an increase of 30%. Net earnings for the fourth quarter of 2005 were $116.1 million or $0.57 EPS, including a net loss of $8.9 million or $0.04 EPS from discontinued operations, compared to $97.1 million or $0.47 EPS for the same period of 2004, which included earnings from discontinued operations of $0.8 million or less than $0.01 EPS. In the fourth quarter, discontinued businesses had a net operating loss (excluding gains/losses on sales and write-offs) of $0.7 million, with no impact on EPS.
For the year ended December 31, 2005, Dover had revenue of $6,078.4 million and earnings from continuing operations of $474.5 million, or $2.32 EPS, up 17% and 21%, respectively, compared to revenue of $5,217.1 million and earnings from continuing operations of $394.2 million, or $1.92 EPS for 2004. Net earnings for the full year were $510.1 million or $2.50 EPS, including earnings of $35.7 million or $0.17 EPS from discontinued operations, compared to $412.8 million or $2.02 EPS, including earnings of $18.6 million or $0.09 EPS from discontinued operations for the prior year. During the year ended December 31, 2005, seven businesses were classified as discontinued. These businesses had net operating earnings of $7.7 million or $0.04 EPS for the year. All continuing operations information has been restated to reflect the discontinuance of these companies.
Commenting on the company’s results and the current outlook, Dover’s Chief Executive Officer and President, Ronald L. Hoffman, said: “In addition to marking our 50th anniversary, 2005 was a truly outstanding year for Dover. Not only did we generate revenue of over $6 billion for the first time in our company’s history, but we surpassed our 2004 performance by every other key measure, and are closing in on Dover’s highest annual record earnings from continuing operations set in 2000. We also spent a record $1.1 billion on acquisitions, including $910 million on two stand—alone companies, Knowles Electronics and Colder Products, which are poised to be major contributors to Dover’s future growth.
“I am personally very pleased that we are already realizing tangible benefits from the new organizational structure we put in place at the beginning of 2005. Our six subsidiary model is driving improvements in market and operational focus, acquisition capacity and leadership strength and an even sharper focus on achieving operational excellence. All of our companies are working hard to meet or exceed the Dover metrics we have established for benchmarking our operating performance, and we are seeing positive results in all key areas, particularly working capital and operating margins.
“All six of our segments showed earnings improvements over the prior year with five generating increases of 20% or greater. Most of our segments were also able to deliver improvements in operating leverage and margins and there are good indications that these positive trends will continue.
“We also initiated a strategic review of Dover’s portfolio of businesses in 2005. Over the course of the year, we made the decision to discontinue seven businesses, four of which have been sold, generating $159.3 million in net proceeds for the year. In each case, we determined that these businesses either were not essential contributors to Dover’s long-term strategy or could be sold at an attractive price to an opportunistic buyer who could better utilize the assets. We will continue this strategic review in 2006, relying on the expertise and judgment of our subsidiary presidents.
“We had a key management transition at year-end, as David Van Loan became President and Chief Executive Officer of Dover Technologies effective January 1st of this year. David succeeds John Pomeroy who retired at year end after leading the Technologies subsidiary for the past eighteen years. We feel very fortunate to have someone of David’s caliber to step into John’s shoes and I am looking forward to working closely with him in the coming years.
“With respect to our expectations for 2006, we anticipate another solid year based on our record bookings and backlog levels, strong new product development efforts, recent acquisitions and the positive results from our renewed operational focus. Overall industrial market conditions remain strong, particularly in the energy, mobile equipment and product identification markets we serve. The Dover companies that provide equipment and components to the global electronics markets have also shown positive signs based on recent bookings and backlog levels.
“As I look back on Dover’s many accomplishments in 2005, my first year as CEO of Dover, I am delighted with the progress we have made. Our achievements would not have been possible without the hard work and dedication of the great people around the world that work for Dover. I am extremely proud of their performance and optimistic about our prospects for an even brighter future.”
SEGMENT RESULTS
Diversified

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in thousands)	2005	2004	% Change	2005	2004	% Change

Revenue	$182,006	$152,436	19%	$749,083	$602,447	24%
Segment earnings	20,770	15,392	35%	87,290	69,377	26%
Operating margin	11.4%	10.1%		11.7%	11.5%
Bookings	194,965	161,717	21%	810,205	663,228	22%
Book-to-Bill	1.07	1.06		1.08	1.10
Backlog				308,587	249,915	23%

Diversified’s fourth quarter revenue and earnings increases reflected improvements in both the Industrial and Process Equipment groups. Bookings and backlog for the quarter and full year both exceeded prior-year levels with growth in the aerospace, defense, heat exchanger and oil and gas markets.
Industrial Equipment’s revenue and earnings increased 21% and 19%, respectively, over the prior year quarter. The revenue increase was driven primarily by strength in the aerospace market, while increased volume and moderating raw material prices helped generate the earnings improvement. The slight decrease in margin was the result of an unfavorable product mix and acquisition-related costs, partially offset by volume increases. The automotive and powersports business was down as gains from the North American professional racing market were not enough to offset a weak powersports market. Bookings increased 21%, generating a book-to-bill ratio of 1.12, and backlog increased 22%. Full year revenue and earnings were up 27% and 17%, respectively, driven by sales increases in the aerospace and construction markets.
Process Equipment realized a fourth quarter earnings increase of 28% as compared to the prior year quarter, on a 19% revenue increase. Earnings growth was driven primarily by higher volume from the strong oil and gas market for bearings and the expanding HVAC markets for heat exchangers, as well as productivity gains. Bookings increased 21%, backlog grew 30%, and the book-to-bill ratio was 0.97. Full-year revenue and earnings rose 19% and 33%, respectively, and margin grew by 150 basis points (“bps”) to over 15%, reflecting double digit revenue growth in all areas, and significant earnings and margin growth in the bearings market.
In 2006, Dover expects Diversified’s record backlog, positive sales trends and continued operational focus to result in further top and bottom line gains.
Electronics

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in thousands)	2005	2004	% Change	2005	2004	% Change

Revenue	$212,220	$134,745	57%	$621,569	$473,779	31%
Segment earnings	19,520	10,516	86%	49,311	41,099	20%
Operating margin	9.2%	7.8%		7.9%	8.7%
Bookings	239,756	132,738	81%	657,903	477,588	38%
Book-to-Bill	1.13	0.99		1.06	1.01
Backlog				173,078	98,088	76%
The increase in both revenue and earnings at Electronics was fueled by the acquisition of two significant Components companies in the third quarter of 2005 and operating improvements within core businesses, although these gains were partially offset by decreases in Commercial Equipment. Sequentially, earnings more than doubled on a 60% revenue increase due to the new additions to Components, as well as the recovery of the ATM business following the disruption caused by Hurricane Katrina in the third quarter. Even with significant acquisition charges, the two acquisitions were accretive to segment earnings in the quarter.
Components more than quadrupled its quarterly operating earnings and tripled its margins on an 89% increase in revenue over the prior year quarter, reflecting the impact of the acquisitions as well as earnings growth in almost all of the other Components businesses. These gains include costs of $1.3 million related to the integration of CFC, a 2004 Vectron acquisition, which has essentially been completed at a total cost of $5.3 million for the full year. Bookings increased 128%, backlog grew 81%, and the book-to-bill ratio was 1.17. Full year revenue and earnings were up 46% and 128%, respectively, and margin gained 400 bps to exceed 11%, reflecting the favorable impact of the acquisitions and operating improvements at the electronic component companies.

Commercial Equipment quarterly revenue and earnings decreased 10% and 17%, respectively, compared to the prior year, due to a slower U.S. market in December for the ATM business, whose operations have since recovered from the third quarter impact of Hurricane Katrina. Bookings decreased 15%, backlog grew 23%, and the book-to-bill ratio was 0.97. Full year revenue was flat, with earnings down 23% and a decrease in margins of approximately 400 bps, reflecting some market softness and the effect of Hurricane Katrina.
The company anticipates significant growth in this segment in 2006 driven by the strong current backlog, continued gains from the 2005 acquisitions, ongoing cost rationalizations and the pursuit of further growth initiatives.
Industries

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in thousands)	2005	2004	% Change	2005	2004	% Change

Revenue	$214,187	$203,412	5%	$847,345	$773,440	10%
Segment earnings	30,089	22,748	32%	106,080	88,742	20%
Operating margin	14.0%	11.2%		12.5%	11.5%
Bookings	230,298	196,833	17%	875,323	803,872	9%
Book-to-Bill	1.08	0.97		1.03	1.04
Backlog				227,079	197,126	15%
Revenue and earnings increases in Industries were driven primarily by the Mobile Equipment group, partially offset by decreases at the Service Equipment group. Bookings and backlog both exceeded prior-year levels on improved strength in the environmental and military markets. Industries earnings in the fourth quarter reached a record high and marked the third sequential quarterly increase.
Continued strong military sales and strength in the oil field industry contributed to Mobile Equipment revenue increase of 13% over the prior-year quarter. Earnings in this group more than doubled, driven by higher volume and continued cost control initiatives. In addition, earnings were positively impacted by a gain of approximately $1 million on the sale of a facility. Bookings increased 28% driven by strong demand for trailer and refuse products, generating a book-to-bill ratio of 1.14 and a backlog increase of 15%. Full-year revenue and earnings were up 15% and 45%, respectively, with margins up 270 bps, led by strong military sales and strength in environmental markets.
Service Equipment revenue and earnings declined 6% and 16%, respectively. Continued weakness in the automotive service industry contributed to the volume shortfall, although market share increased in the quarter. Earnings were negatively impacted by the revenue decline, product mix, new product introduction costs, and a facility shutdown. Bookings were essentially flat, backlogs increased 18% and the book-to-bill ratio was 0.96. Full year revenue and margin were flat while earnings declined moderately, reflecting overall end market conditions.
In light of the current backlog, general market conditions and the implementation of renewed operational improvement efforts, Dover expects the Industries segment to generate further growth in revenue, earnings and margin in 2006.

Resources

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in thousands)	2005	2004	% Change	2005	2004	% Change

Revenue	$410,030	$345,934	19%	$1,579,312	$1,287,587	23%
Segment earnings	67,773	50,980	33%	264,346	206,462	28%
Operating margin	16.5%	14.7%		16.7%	16.0%
Bookings	409,252	351,251	17%	1,611,623	1,345,737	20%
Book-to-Bill	1.00	1.02		1.02	1.05
Backlog				191,422	160,978	19%
Resources generated record quarterly revenue and earnings as a result of strong market fundamentals, with the exception of the retail fueling and automotive markets. For the full year, Resources had record revenue, earnings, margin, bookings and backlog, reflecting positive market fundamentals, acquisitions and improved operating efficiencies.
Oil and Gas Equipment again delivered the best quarterly results in the segment with increases in revenue and earnings of 43% and 53%, respectively, due to continued robust demand for its energy-related products. Bookings increased by 35%, resulting in a book-to-bill ratio of 1.02 and backlog increased 58%. Full-year revenue and earnings rose 52% and 62%, respectively, and margin continued to improve, driven by favorable market conditions.
Strong refining, petrochemical, and transportation markets, partially offset by weakness in the retail petroleum markets, contributed to a 13% revenue increase and a 41% earnings increase in Fluid Solutions for the quarter. Bookings were up 8%, and backlog was up 6%, with a book-to-bill ratio of 1.00. For the full year, revenue grew 14%, earnings were up 20%, margin increased 80 bps and backlog grew 6% as bookings moderated slightly.
For the quarter, Material Handling realized an increase in revenue of 8% while earnings grew 4% largely due to strategic realignment costs at one of the businesses. The increase in revenue was driven by demand in the construction, crane, aerial lift, petroleum, and military markets, partially offset by slow demand from the automotive industry. Bookings were up 11%, and backlog was up 20%, with a book-to-bill ratio of 0.97. Full-year revenue was up 14%, and earnings grew 6% while margin declined due to the same factors that impacted quarterly results.
Dover expects Resources to deliver another solid performance in 2006 given expectations for continued strength in the energy markets and the segment’s solid overall bookings and backlog, and continued focus on operational excellence.
Systems

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in thousands)	2005	2004	% Change	2005	2004	% Change

Revenue	$174,695	$167,584	4%	$705,377	$619,434	14%
Segment earnings	21,920	22,942	-4%	100,088	73,479	36%
Operating margin	12.5%	13.7%		14.2%	11.9%
Bookings	176,185	163,452	8%	755,436	654,053	16%
Book-to-Bill	1.01	0.98		1.07	1.06
Backlog				174,402	124,908	40%

Systems quarterly revenue increase was driven primarily by Food Equipment, while earnings decreased at both Food Equipment and Packaging Equipment due to weakness in the packaging closure equipment business. For the year, growth in revenue, earnings, bookings and backlog reflected strength in the supermarket equipment and can machinery markets.
Food Equipment quarterly revenue increased 6% due to higher supermarket and foodservice equipment sales, while earnings decreased 3% primarily due to higher costs to support anticipated sales growth in 2006. Sequentially, quarterly revenue and earnings decreased 20% and 49%, respectively, on lower seasonal demand in the supermarket equipment market. Bookings were essentially flat, and backlog was up 26%, with a book-to-bill ratio of 0.93. For the year, revenue and earnings increased 14% and 42%, respectively.
Quarterly revenue in Packaging Equipment increased 1% over the prior year quarter and 21% sequentially due to strength in the can machinery market, partially offset by a decline in packaging closure equipment sales which experienced weak demand, especially in Europe. Earnings decreased 7% compared to the prior year quarter due to reduced revenue and margins related to packaging closure system products and pricing pressures, but increased 71% sequentially. The book-to-bill ratio was 1.20, bookings increased 29% and backlog increased 89%. For the year, revenue and earnings were up 13% and 18%, respectively, and margins rose 80 bps, due to strength in can machinery sales.
Dover believes System’s strong backlog indicates further gains in 2006.
Technologies

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in thousands)	2005	2004	% Change	2005	2004	% Change

Revenue	$423,796	$353,866	20%	$1,586,576	$1,469,902	8%
Segment earnings	42,462	22,123	92%	163,663	159,586	3%
Operating margin	10.0%	6.3%		10.3%	10.9%
Bookings	442,514	327,350	35%	1,632,805	1,453,204	12%
Book-to-Bill	1.04	0.93		1.03	0.99
Backlog				203,255	165,746	23%
Positive quarterly revenue and earnings increases reflect strength in the product identification market and several positive comparisons in the Circuit Assembly and Test (“CAT”) companies. Overall, the margin at Technologies improved despite costs of $8 million related to restructuring charges that are expected to have a positive impact on the segment’s financial performance going forward.
Revenue increased 21% at CAT, while earnings increased 80%. Sequentially, CAT reported revenue and earnings decreases of 3% and 31%, respectively. The majority of the sequential earnings decrease was due to restructuring charges of $6 million taken in the fourth quarter, principally related to certain facility closures. The back-end semiconductor markets showed continuing strength, as did the screen printing and soldering equipment markets. The book-to-bill ratio was 1.05, bookings increased 38% to their highest level since the second quarter of 2004, and backlog increased 32%. For the year, CAT revenue was essentially flat and earnings declined 24%, reflecting restructuring charges and general sales declines, except at the screen printer and wave solder companies.
Product Identification and Printing (“PIP”) reported an 18% and a 16% increase in revenue and earnings, respectively, over the fourth quarter of 2004. The increases were primarily attributable to the impact of the Datamax acquisition at the end of 2004. Sequentially, revenue was up 4%, while earnings decreased 6%, due to $2 million of restructuring charges for facility closures and severance. The book-to-bill ratio for the quarter was 1.03, bookings increased 30% and backlog increased 5%. For the year, PIP revenue and earnings were up 31% and 22%, respectively, reflecting restructuring costs, weakness in printing equipment markets and price competitiveness for marking equipment.
Strong backlog, coupled with the successful completion of the segment’s restructuring efforts, suggest a continued improvement in Technologies’ performance in 2006.
Other Information:
Dover measures operating company performance on the following five target metrics: Eight inventory turns; 10% earnings growth; 15% margins; 20% working capital to revenue; and 25% return on invested capital (“ROI”). In 2005, inventory turns improved to 6.0 turns from 4.9 turns in the prior year, segment earnings growth was 21%, segment margins were 12.7% compared to 12.2% in the prior year, working capital as a percentage of revenue improved to 21.3% from 22.8% in the prior year, and ROI, which includes approximately $1 billion in investment in the third quarter of 2005, was 13.1% compared to 12.7% in the prior year.
Of the 19% consolidated revenue growth that Dover realized in the fourth quarter, 10.5% came from organic growth and 10.6% from acquisitions, reduced by the impact of foreign exchange. Of the 30% growth in consolidated earnings from continuing operations, 25% came from organic growth, with the balance primarily from acquisitions.
For the year, consolidated revenue growth was 16.5%, with 8.2% from organic growth and 8.1% from acquisitions. Earnings growth of 20% was generated by 13.8% of organic growth, with 6.4% from acquisitions.
The increase in other earnings, net, for the quarter and year-to-date was driven largely by foreign exchange gains.
The effective tax rate for continuing operations was 24.8% for the fourth quarter, which reflects benefits related to the settlement of certain U.S. federal and state tax issues, compared to the prior-year quarter rate of 17.1%, which reflected the retroactive tax benefit from the reinstatement of the research and development tax credit in the prior-year quarter.
The full-year effective tax rate for continuing operations, which was 26.3%, compared to 25.4% in the prior-year period, includes a $12.6 million provision related to the repatriation of $373.7 million of dividends and a $25.5 million benefit primarily related to the resolution of U.S. tax issues and a $5.5 million first quarter benefit related to a favorable federal tax court decision. Excluding the repatriation provision, the full year 2005 effective tax rate for continuing operations was 24.3%. Dover expects the 2006 continuing effective tax rate to be between 28% and 30%.
Net proceeds from 2005 divestitures were $159.3 million. Net debt levels in 2005 increased $584.0 million when compared to 2004, driven by 2005 acquisition costs of $1.1 billion.

The following table provides a reconciliation of net debt to total capitalization with the generally accepted accounting principles (GAAP) information found in the financial statements.

	At December 31,	At December 31
Net Debt to Total Capitalization Ratio (in thousands)	2005	2004

Current maturities of long-term debt	$1,201	$252,677
Commercial paper and other short-term debt	193,028	86,587
Long-term debt	1,344,173	753,063

Total debt	1,538,402	1,092,327
Less: Cash and cash equivalents	191,150	329,055

Net debt	1,347,252	763,272

Add: Stockholders’ equity	3,332,489	3,118,683

Total capitalization	$4,679,741	$3,881,955

Net debt to total capitalization	28.8%	19.7%

During 2005, Dover expanded its unsecured revolving credit facility to $1 billion, which is primarily used as liquidity back up for the Company’s commercial paper program. In addition, on October 13, 2005, the Company completed the placement of $300 million in 4.875% notes due 2015 and $300 million in 5.375% debentures due 2035, the proceeds of which funded acquisitions.
Free cash flow for the year ended December 31, 2005 was $510.6 million or 8.4% of revenue compared to $464.7 million or 8.9% of revenue in the prior year period, which included a tax refund of approximately $41 million in the first quarter of 2004. The 2005 increase in free cash flow reflected higher net earnings and a modest reduction in working capital, partially offset by pension contributions of $18 million to the Knowles Electronics Holdings, Inc. pension plan and increased capital expenditures and tax payments. The following table is a reconciliation of free cash flow with cash flows from operating activities.

	Twelve Months Ended December 31,
Free Cash Flow (in thousands )	2005	2004

Cash flow provided by operating activities	$662,717	$567,246
Less: Capital expenditures	(152,113)	(102,529)

Free cash flow	$510,604	$464,717

In an effort to provide investors with additional information regarding the Company’s results as determined by GAAP, the Company also discloses non-GAAP information which management believes provides useful information to investors. Free cash flow, net debt and total capitalization are not financial measures under GAAP, should not be considered as a substitute for cash flows from operating activities, debt and equity, as determined in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies. Management believes the net debt-to-total-capitalization ratio and free cash flow are important measures of liquidity and operating performance because they provide both management and investors a measurement of cash generated from operations that is available to fund acquisitions, pay dividends and repay debt.
Dover will host a Webcast of its fourth quarter 2005 conference call at 9:00 AM Eastern Time on Friday, January 27, 2006. The Webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s fourth quarter 2005 results and its operating companies can also be found on the company website.

Dover Corporation makes information available to the public, orally and in writing, which may use words like “expects”, “believes”, “indicates,” “suggests,” and “should,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, failure to achieve expected synergies, the impact of continued events in the Middle East on the worldwide economy, economic conditions, increases in the costs of raw materials, customer demand, increased competition in the relevant market, the impact of natural disasters, such as recent hurricanes, and their effect on global energy markets and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.
Effective January 1, 2005, Dover’s results are reported in six segments, and thirteen groups within those segments, and prior period results have been restated to reflect this realignment.
TABLES FOLLOW

DOVER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited) (in thousands, except per share figures)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue	$1,613,582	$1,355,553	$6,078,380	$5,217,109
Cost of goods and services	1,065,049	900,154	3,999,023	3,423,426

Gross profit	548,533	455,399	2,079,357	1,793,683
Selling and administrative expenses	361,771	323,729	1,378,902	1,205,347

Operating earnings	186,762	131,670	700,455	588,336

Interest expense, net	24,609	15,380	72,206	61,315
Other expense (income), net	(4,217)	72	(15,339)	(1,630)

Total interest/other expense, net	(20,392)	(15,452)	(56,867)	(59,685)

Earnings before provision for income taxes and discontinued operations	166,370	116,218	643,588	528,651
Provision for income taxes	41,316	19,922	169,135	134,457

Earnings from continuing operations	125,054	96,296	474,453	394,194

Earnings (loss) from discontinued operations, net	(8,928)	818	35,689	18,561

Net earnings	$116,126	$97,114	$510,142	$412,755

Basic earnings (loss) per common share:
Earnings from continuing operations	$0.62	$0.47	$2.34	$1.94
Earnings (loss) from discontinued operations	(0.04)	—	0.18	0.09
Net earnings	0.57	0.48	2.51	2.03

Weighted average shares outstanding	202,736	203,413	202,979	203,275

Diluted earnings (loss) per common share:
Earnings from continuing operations	$0.61	$0.47	$2.32	$1.92
Earnings (loss) from discontinued operations	(0.04)	—	0.17	0.09
Net earnings	0.57	0.47	2.50	2.02
Weighted average shares outstanding	204,050	204,875	204,177	204,786

Dividends paid per common share	$0.17	$0.16	$0.66	$0.62

The following table is a reconciliation of the share amounts used in computing earnings per share:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Weighted average shares outstanding — Basic	202,736	203,413	202,979	203,275
Dilutive effect of assumed exercise of employee stock options	1,314	1,462	1,198	1,511

Weighted average shares outstanding — Diluted	204,050	204,875	204,177	204,786

Shares excluded from dilutive effect due to exercise price exceeding average market price of common stock	3,640	3,850	4,339	3,604

DOVER CORPORATION
MARKET SEGMENT RESULTS
(unaudited) (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
REVENUE	2005	2004	2005	2004
Diversified	$182,006	$152,436	$749,083	$602,447
Electronics	212,220	134,745	621,569	473,779
Industries	214,187	203,412	847,345	773,440
Resources	410,030	345,934	1,579,312	1,287,587
Systems	174,695	167,584	705,377	619,434
Technologies	423,796	353,866	1,586,576	1,469,902
Intramarket eliminations	(3,352)	(2,424)	(10,882)	(9,480)

Total consolidated revenue	$1,613,582	$1,355,553	$6,078,380	$5,217,109

EARNINGS FROM CONTINUING OPERATIONS
Diversified	$20,770	$15,392	$87,290	$69,377
Electronics	19,520	10,516	49,311	41,099
Industries	30,089	22,748	106,080	88,742
Resources	67,773	50,980	264,346	206,462
Systems	21,920	22,942	100,088	73,479
Technologies	42,462	22,123	163,663	159,586

Total segments	202,534	144,701	770,778	638,745
Corporate expense/other	(11,555)	(13,103)	(54,984)	(48,779)
Net interest expense	(24,609)	(15,380)	(72,206)	(61,315)

Earnings from continuing operations before provision for income taxes and discontinued operations	166,370	116,218	643,588	528,651
Provision for income taxes	41,316	19,922	169,135	134,457

Earnings from continuing operations — total consolidated	$125,054	$96,296	$474,453	$394,194

DOVER CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF CASH FLOWS
(unaudited) (in thousands)

	At December 31,	At December 31,
	2005	2004
BALANCE SHEET

Assets:
Cash and cash equivalents	$191,150	$329,055
Receivables, net of allowances for doubtful accounts	991,512	864,426
Inventories	682,393	736,150
Deferred tax and other current assets	110,870	101,198
Property, plant and equipment, net	816,679	727,045
Goodwill	2,707,722	2,040,568
Intangibles, net	773,990	526,593
Other assets	214,762	195,571
Assets of discontinued operations	84,969	242,241

	$6,574,047	$5,762,847

Liabilities & Stockholders’ Equity:
Short-term debt	$194,229	$339,264
Payables and accrued expenses	903,593	774,916
Taxes payable and other deferrals	742,760	715,440
Long-term debt	1,344,173	753,063
Liabilities of discontinued operations	56,803	61,481
Stockholders’ equity	3,332,489	3,118,683

	$6,574,047	$5,762,847

	Twelve Months Ended December 31,
	2005	2004
CASH FLOWS

Operating activities:
Net earnings	$510,142	$412,755
Earnings from discontinued operations, net of tax	(35,689)	(18,561)
Depreciation and amortization	175,719	154,989
Contributions to defined benefit pension plan	(18,000)	—
Net change in assets and liabilities	30,545	18,063

Net cash provided by operating activities	662,717	567,246

Investing activities:
Proceeds from the sale of property and equipment	16,156	13,747
Additions to property, plant and equipment	(152,113)	(102,529)
Proceeds from sale of discontinued business	159,278	73,921
Acquisitions (net of cash and cash equivalents acquired)	(1,091,762)	(506,108)

Net cash used in investing activities	(1,068,441)	(520,969)

Financing activities:
Increase in debt, net	439,451	16,678
Cash dividends to stockholders	(133,913)	(126,060)
Purchase of treasury stock, net of proceeds from exercise of stock options	(32,699)	8,432

Net cash provided by (used in) financing activities	272,839	(100,950)

Effect of exchange rate changes on cash	(18,487)	15,050

Net cash provided by discontinued operations	13,467	24,685

Net decrease in cash and equivalents	(137,905)	(14,938)

Cash and cash equivalents at beginning of period	329,055	343,993

Cash and cash equivalents at end of period	$191,150	$329,055